UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): September 3, 2004



                              CHENIERE ENERGY, INC.
             (Exact name of registrant as specified in its charter)


                Delaware                 1-16383                 95-4352386
 (State or other jurisdiction  (Commission File Number)       (IRS Employer
         of incorporation)                               Identification Number)


                 717 Texas Avenue
                    Suite 3100
                  Houston, Texas                                      77002
     (Address of principal executive offices)                      (Zip Code)


                                 (713) 659-1361
              (Registrant's telephone number, including area code)



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ITEM 1.01.  Entry into a Material Definitive Agreement.

On September 3, 2004, Cheniere Energy, Inc. issued a press release announcing that its wholly owned limited partnership, Sabine Pass LNG, L.P. ("Cheniere SP") has entered into a terminal use and related agreement with Total LNG USA, Inc. ("Total"), a subsidiary of Total SA (NYSE: TOT). Under the terms of the agreement, Total will receive the right to LNG regasification capacity of 1 billion cubic feet per day ("Bcf/d"), for a period of 20 years commencing no later than April 1, 2009, in exchange for a tariff of $0.32 per million British thermal units. In addition, if Cheniere SP enters into a new terminal use agreement with a third party, other than Cheniere affiliates, for more than 50 million cubic feet per day or more, with a term of five years or more, prior to the commercial start date of the terminal, Total will have the option, exercisable within 30 days of the receipt of notice of such transaction, to adopt the pricing terms contained in such new terminal use agreement for the remainder of the term of the Total terminal use agreement. Total has the option to proceed with the transaction by electing to make an initial payment of $10 million and to take other actions by November 15, 2004. If Total elects to proceed with the transaction, a second $10 million payment will be made upon the latter to occur of (a) approval by the Federal Energy Regulatory Commission to build the Sabine Pass terminal and (b) completion of related financing for construction of the facility. The advance payments will be amortized as a reduction of Total's tariff over a ten-year period. Total also has the right to terminate this transaction if the preceding conditions are not satisfied by June 30, 2005.



ITEM 7.01.  Regulation FD Disclosure.

On September 3, 2004, Cheniere Energy, Inc. issued a press release announcing that its wholly owned limited partnership, Sabine Pass LNG, L.P., has entered into a terminal use and related agreement with Total LNG USA, Inc., a subsidiary of Total SA. The press release is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item 7.01.



ITEM 9.01.  Financial Statements and Exhibits.

         (c)      Exhibits.

                  99.1*             Press Release dated September 3, 2004.

                  ----------------------------------------------
                  * Filed Herewith

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CHENIERE ENERGY, INC.


Date:  September 3, 2004           By:   /s/ Zurab S. Kobiashvili
                                         ---------------------------------------
                                 Name:   Zurab S. Kobiashvili
                                Title:   Senior Vice President, General Counsel